Filed pursuant to 424(b)(3)

SEC Registration No. 333-139704

SUPPLEMENT NO. 12

DATED AUGUST 12, 2009

TO THE PROSPECTUS DATED JUNE 20, 2008

OF CORNERSTONE GROWTH & INCOME REIT, INC.

This document supplements, and should be read in conjunction with, the prospectus of Cornerstone Growth & Income REIT, Inc. dated June 20, 2008, as supplemented by prospectus Supplement No. 11 dated July 17, 2009.  Supplement No. 11 supersedes and replaces all prior supplements to the prospectus.  As used herein, the terms “we,” “our” and “us” refer to Cornerstone Growth & Income REIT, Inc. and, as required by context, Cornerstone Growth & Income Operating Partnership, L.P., which we refer to as our “Operating Partnership.” Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose selected financial data on a consolidated basis for our company.

Selected Financial Data

The following should be read together with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto, all of which are incorporated herein by reference to our quarterly report on Form 10-Q for the quarterly period ended March 31, 2009.

	As of		As of December 31,
	March 31, 2009		2008	2007	2006
Balance Sheet Data:
Total assets	$25,366,000		$7,972,000	$158,000	$201,000
Stockholders’ equity (deficit)	$8,268,000		$5,369,000	$(132,000)	$1,000
Total equity (deficit)(1)	$8,254,000		$5,369,000	$(5,000)	$201,000

			Period Ended December 31,
	Three months ended March 31, 2009	Three months ended March 31, 2008	2008	2007	2006 (October 16, date of inception to December 31)
Operating Data:
Revenues	$1,055,000	$—	$—	$—	$—
General and administrative expense	$360,000	$—	$875,000	$209,000	$—
Net loss	$(1,118,000)	$(197,000)	$(1,227,000)	$(206,000)	$—
Net loss attributable to common stockholders	$(1,108,000)	$(89,000)	$(1,106,000)	$(133,000)	$—
Loss per common share attributable to common stockholders, basic and diluted (1)	$(0.89)	$(890.00)	$(12.90)	$(1,330.00)	$—
Distributions declared	$238,000	$—	$185,000	$—	$—
Distributions per common share(1)	$0.19	$—	$0.06	$—	$—
Weighted average number of shares outstanding (1):
Basic and diluted	1,240,370	100	85,743	100	100

Other Data:
Cash flows provided by (used in) operating activities	$(601,000)	$(77,000)	$(1,270,000)	$(116,000)	$—
Cash flows used in investing activities	$(20,030,000)	$—	$(385,000)	$—	$—
Cash flows provided by financing activities	$17,656,000	$—	$9,019,000	$—	$201,000

(1)	Includes noncontrolling interest.
(2)	Net loss and dividends per share are based upon the weighted average number of shares of common stock outstanding.

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